T. ROWE PRICE
REALTY INCOME
FUND II

AMERICA'S SALES-COMMISSION-FREE
REAL ESTATE LIMITED PARTNERSHIP

QUARTERLY REPORT
FOR THE PERIOD ENDED
JUNE 30, 1997

For information on your
Realty Income Fund account, call:
1-800-962-8300 toll free
410-625-6500 Baltimore area

For information on your
mutual fund account, call:
1-800-225-5132 toll free
410-625-6500 Baltimore area

T. Rowe Price Real Estate Group
100 East Pratt Street
Baltimore, Maryland 21202

Invest With Confidence(registered trademark)
T. Rowe Price

FELLOW PARTNERS:

By now you should have received materials requesting your consent to sell T. Rowe Price Realty Income Fund II's interests in its remaining eight properties to Glenborough Realty Trust Incorporated for $30,441,000, and also to complete the liquidation of the Fund. A majority of the Fund's outstanding units must be voted in favor of the proposal for the transaction to proceed.
      As mentioned previously, the Fund has held the properties for the period anticipated when the Fund was organized, and current market conditions appear favorable for a sale. The Fund expects to benefit substantially by selling all of the properties in bulk instead of individually. In particular, the costs of selling each property individually-including sales commissions and other closing-related costs-could be materially higher. Our experience indicates that there could be more negative price adjustments as a result of each buyer's due diligence activities. Also considered was the advantage of limited partners receiving their sales proceeds immediately rather than having them spread over the next several years.
      The price offered by Glenborough should allow the Fund to liquidate its investment for an amount that exceeds the most recent adjusted estimated aggregate value.
      Under the heading "THE TRANSACTION- Recommendations of the General Partner" in the consent materials you received, we discussed in detail the advantages and disadvantages of the Glenborough transaction. After carefully weighing the facts and circumstances associated with this transaction against alternative courses of action, we concluded that the bulk sale to Glenborough and subsequent liquidation of the Fund is an outstanding opportunity to maximize value for investors. Therefore, we recommend that you consent to the proposed transaction by voting now and returning the consent card in the postage-paid envelope, if you have not already done so. Your participation is extremely important, and your response to the solicitation will save your Fund the substantial costs associated with a follow-up mailing. If you have not received your materials, or if you need an additional consent card, please call one of our real estate representatives at 1-800-962-8300.

Real Estate Investments (Dollars in Thousands)
______________________________________________________________

                                         Average          Contri-
                              Leased      Leased         bution to
                              Status      Status        Net Income
                             _________    _______         _______
                                           Six              Six
                  Gross                   Months          Months
Properties      Leasable                   Ended           Ended
Held for          Area       June 30,    June 30,        June 30,
Sale            (Sq. Ft.)     1997     1996   1997    1996     1997
_______         ________      _____     ___    ___     ___      ___

Atlantic           187,844    100%      92%    100%  $  114  $   166

Coronado            95,732    100      100     100       91      121

Oakbrook
   Corners         123,948    100       65      90      (50) 176

Baseline           100,204     95       91      93       64      156

Business
   Plaza            66,342     91       71      91       34      123

Bonnie Lane        119,590     89       93     100      101      172

Glenn Avenue        82,000    100      100     100       81      166

Tierrasanta        104,236     62      100      62       72       44
                  ________   ____     ____    ____    _____    _____

                   879,896     93       89      93      507    1,124

Properties Sold          -      -        -       -   (1,026) 154

Fund Expenses
   Less Interest
   Income                -      -        -       -     (110) (159)
                  ________   ____     ____    ____    _____    _____

Total              879,896     93%      89%     93%  $ (629) $1,119

Cash Distributions

Proceeds from the sale of South Point Plaza were distributed in May to limited partners as of April 30, 1997. Pending the completion of the sale to Glenborough, the Fund has suspended cash distributions from operations. Assuming all properties are sold during the next few months, the General Partner will determine the amount it believes sufficient for the payment of Fund liabilities; the balance of the assets will then be promptly distributed.

Results of Operations

Net income of $1,119,000 for the first six months of 1997 represented an improvement of $1,748,000 over the $629,000 loss during the comparable 1996 period. Of the increase, $1,349,000 was attributable to the absence of a decline in property value at AMCC, recorded in 1996. Further, there was a decrease of $712,000 in depreciation expense resulting from stopping the depreciation of Fund properties now Held for Sale. The loss of income from properties sold offset the increase in net income by $169,000.
   At the property level, the Fund's average leased status increased to 93% from 89% at the end of the second quarter in 1996. Leased status at Oakbrook Corners rose to 100% at quarter-end as a new lease for 20,800 square feet was signed at the property. A tenant occupying 13,200 square feet vacated Bonnie Lane, lowering leased status there by 11%. A new lease for 6% of Tierrasanta was executed after quarter-end, and two other leases covering the rest of the vacancy at the property are currently being negotiated. At Coronado, an expenditure in the amount of approximately $220,000 will be made to replace the roof. The roof replacement was already budgeted for this year, and the Fund is proceeding with the work as part of its agreement with Glenborough.

Outlook

As the real estate market has been improving in recent years, we have taken advantage of the opportunity to capture higher prices for portfolio properties. We believe it is in the best interests of investors to liquidate the Fund's portfolio while real estate values continue to strengthen, since the Fund is nearing the end of its planned lifespan. In the normal course of events, as the real estate cycle runs its course, rising property prices usually lead to an increased supply of new properties, which could lead to softer prices sometime later.
   No one can forecast exactly when the real estate market will peak, but we believe it is likely that there will be less capital available to real estate investors in the future and that speculative construction may commence in several markets in which the Fund owns properties. Each of these factors, if they occur, could have a negative impact on the value of our properties.
   Once again we urge you to read the consent solicitation materials and return the card as quickly as possible so that we can proceed with the orderly liquidation of your investment.
   Thank you for your cooperation.

   Sincerely,

   James S. Riepe
   Chairman

August 7, 1997

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)



                                            June 30,     December 31,
                                              1997             1996
                                           ___________     ____________

Assets

Real Estate Property
   Investments
      Land. . . . . . . . . . . . . . .                  $      8,443
   Buildings and
      Improvements. . . . . . . . . . .                        19,352
                                                             ________

                                                               27,795
   Less: Accumulated Depreciation
      and Amortization. . . . . . . . .                        (6,625)

________

                                                               21,170
   Held for Sale. . . . . . . . . . . .   $     27,102         14,860
                                              ________       ________

                                                27,102         36,030

Cash and Cash Equivalents . . . . . . .          3,362          3,667
Accounts Receivable (less
   allowances of $28
      and $22). . . . . . . . . . . . .            142            162
Other Assets. . . . . . . . . . . . . .             13            333
                                              ________       ________

                                          $     30,619   $     40,192
                                              ________       ________
                                              ________       ________

Liabilities and Partners' Capital
Security Deposits and
   Prepaid Rents. . . . . . . . . . . .   $        357   $        505
Accrued Real Estate Taxes . . . . . . .            484            394
Accounts Payable and Other
   Accrued Expenses . . . . . . . . . .            349            307
                                              ________       ________

Total Liabilities . . . . . . . . . . .          1,190          1,206
Partners' Capital . . . . . . . . . . .         29,429         38,986
                                              ________       ________

                                          $     30,619   $     40,192
                                              ________       ________
                                              ________       ________

See the accompanying notes to condensed consolidated financial statements.


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per-unit amounts)


                                    Three Months          Six Months
                                        Ended                Ended
                                      June 30,             June 30,
                                 1997      1996       1997        1996
                                 ____      ____       ____        ____

Revenues

Rental Income . . . . . .    $   1,146 $   1,475  $   2,464 $   3,020
Interest Income . . . . .           75        61        175       139
                              ________  ________   ________  ________

                                 1,221     1,536      2,639     3,159
                              ________  ________   ________  ________

Expenses

Property Operating
     Expenses . . . . . .          213       294        454       561
Real Estate
     Taxes. . . . . . . .          169       195        344       413
Depreciation and
     Amortization . . . .            -       484        242       954
Decline (Recovery)
     of Property
     Values . . . . . . .            -     1,621        (30)    1,509
Management Fee
     to General
     Partner. . . . . . .          157        54        214       109
Partnership Management
     Expenses . . . . . .          135       126        296       242
                              ________  ________   ________  ________

                                   674     2,774      1,520     3,788
                              ________  ________   ________  ________

Net Income
     (Loss) . . . . . . .    $     547 $  (1,238)$    1,119 $    (629)
                              ________  ________   ________  ________
                              ________  ________   ________  ________

Activity per Limited Partnership Unit

Net Income
     (Loss) . . . . . . .    $    6.44 $  (14.57)$    13.17 $   (7.40)
                              ________  ________   ________  ________
                              ________  ________   ________  ________

Cash Distributions Declared
     from Sale
        Proceeds. . . . .    $   17.28            $  110.78 $   42.95
     from
        Operations. . . .            -  $   6.50          -     13.00
                              ________  ________   ________  ________

Total Distributions
     Declared . . . . . .    $   17.28  $   6.50  $  110.78 $   55.95
                              ________  ________   ________  ________
                              ________  ________   ________  ________

Units
     Outstanding. . . . .       84,099    84,099     84,099    84,099
                              ________  ________   ________  ________
                              ________  ________   ________  ________

See the accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
Unaudited
(In thousands)



                                       General     Limited
                                       Partner    Partners      Total
                                      ________    ________    ________

Balance, December 31,
     1996 . . . . . . . . . . . . .    $    (308)$   39,294 $  38,986

Net Income. . . . . . . . . . . . .           11      1,108     1,119

Cash Distributions. . . . . . . . .          (14)   (10,662   (10,676)
                                         _______    _______   _______

Balance, June 30, 1997. . . . . . .    $   (311)  $  29,740 $  29,429
                                         _______    _______   _______
                                         _______    _______   _______

See the accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands)


                                                     Six Months Ended
                                                       June 30,
                                                 1997          1996
                                               _________      _________

Cash Flows from Operating
     Activities
Net Income (Loss) . . . . . . . . . . . .    $     1,119    $    (629)
Adjustments to Reconcile Net
     Income (Loss) to Net Cash
        Provided by Operating Activities
           Depreciation and
              Amortization. . . . . . . .            242          954
           Decline (Recovery) of
              Property Values . . . . . .           (30)        1,509
           Decrease in Accounts
              Receivable, Net of
              Allowances. . . . . . . . .             20           12
           Change in Other
              Assets. . . . . . . . . . .             52          (30)
           Decrease in Security
              Deposits and Prepaid
              Rents . . . . . . . . . . .           (148)         (77)
           Increase in Accrued Real
              Estate Taxes. . . . . . . .             90           28
           Change in Accounts
              Payable and Other
              Accrued Expenses. . . . . .             42         (199)
                                                ________     ________

Net Cash Provided by Operating
     Activities . . . . . . . . . . . . .          1,387        1,568
                                                ________     ________

Cash Flows from Investing Activities
Proceeds from Property
     Disposition. . . . . . . . . . . . .          9,316        3,612
Investments in Real Estate. . . . . . . .           (332)        (618)
                                                ________     ________

Net Cash Provided by Investing
     Activities . . . . . . . . . . . . .          8,984        2,994
                                                ________    ________

Cash Flows Used in Financing
     Activities

Cash Distributions. . . . . . . . . . . .        (10,676)      (5,944)
                                                ________     ________
Cash and Cash Equivalents
Net Decrease during Period. . . . . . . .           (305)      (1,382)
At Beginning of Year. . . . . . . . . . .          3,667        4,782
                                                ________     ________

At End of Period. . . . . . . . . . . . .    $     3,362    $   3,400
                                                ________     ________
                                                ________     ________

See the accompanying notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

The unaudited interim condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal, recurring nature.
     The unaudited interim financial information contained in the accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the 1996 Annual Report to Partners.

NOTE 1 - TRANSACTIONS WITH RELATED PARTIES AND OTHER

As compensation for services rendered in managing the affairs of the Partnership, the General Partner earns a partnership management fee equal to 9% of net operating proceeds. The General Partner earned a partnership management fee of $214,000 during the first six months of 1997.
     In accordance with the partnership agreement, certain operating expenses are reimbursable to the General Partner. The General Partner's reimbursement of such expenses totaled $78,000 for communications and administrative services performed on behalf of the Partnership during the first six months of 1997.
     An affiliate of the General Partner earned a normal and customary fee of $9,000 from the money market mutual funds in which the Partnership made its interim cash investments during the first six months of 1997.
     LaSalle Advisors Limited Partnership ("LaSalle") is the Partnership's advisor and is compensated for its advisory services directly by the General Partner. LaSalle is reimbursed by the Partnership for certain operating expenses pursuant to its contract with the Partnership to provide real estate advisory, accounting and other related services to the Partnership. LaSalle's reimbursement for such expenses during the first six months of 1997 totaled $75,000.
     An affiliate of LaSalle earned $59,000 in the first six months of 1997 for property management fees and leasing commissions on tenant renewals and extensions for several of the Partnership's properties.

NOTE 2 - PROPERTY DISPOSITIONS

On January 23, 1997, the AMCC property was sold and the Partnership received net proceeds of $7,863,000. The net book value of the Partnership's interest in this property at the date of disposition was also $7,863,000, after accumulated depreciation expense and previously recorded property valuation allowances. Therefore, no gain or loss was recognized on the property sale.
     On April 8, 1997, South Point Plaza, a shopping center in which the Partnership had a 50% interest, was sold and the Partnership received net proceeds of $1,453,000. The net book value of the Partnership's interest in this property at the date of disposition was also $1,453,000 after accumulated depreciation expense and previously recorded property valuation allowances. Therefore, no gain or loss was recognized on the property sale.

NOTE 3 - PROPERTIES HELD FOR SALE

On April 11, 1997, the Partnership and its consolidated venture entered into contracts with a buyer for the sale of all of its real estate property investments at a price of $30,441,000 before selling expenses. The transactions are subject to approval of the Limited Partners. If the transactions close, the Partnership will have sold all of its real estate properties and will begin liquidation.